Exhibit 2.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

WICSHARES TRUST

This Certificate of Amendment to Certificate of Trust of wicShares Trust (the “Trust”), dated as of October 1, 2019 (this “Certificate of Amendment”), is being duly executed and filed pursuant to the provisions of 12 Del. C. § 3810(b) by the undersigned trustee, to amend the Certificate of Trust of the Trust which was filed on June 6, 2019 with the Office of the Secretary of State of the State of Delaware (the “Certificate of Trust”).

1.              The title of the Certificate of Trust is hereby amended to read in its entirety as follows:

CERTIFICATE OF TRUST OF ALTSHARES TRUST

2.              Article 1 of the Certificate of Trust is hereby amended to read in its entirety as follows:

The name of the statutory trust formed hereby is: AltShares Trust (the “Trust”).

3.              This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the initial sole trustee of the Trust, has duly executed this Certificate of Amendment as of the date first above written.

By:	/s/ John S. Orrico
	Name:	John S. Orrico
	Title:	Initial Trustee